UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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☐	Soliciting Material Pursuant to §240.14a-12
ODYSSEY RE HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)
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April 3, 2006
Dear Stockholder:
      You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Odyssey Re Holdings Corp. (“OdysseyRe”), a Delaware corporation, to be held on Friday, April 28, 2006 at The Westin Hotel, One First Stamford Place, Stamford, Connecticut. The Annual Meeting will commence at 2:00 p.m. (EST).
      At the Annual Meeting, you will be asked to consider and vote upon the following:

1.	the election of nine directors; and

2.	the approval of the extension of the Odyssey Re Holdings Corp. Long-Term Incentive Plan
      The attached Proxy Statement presents the details of these proposals.
      Our board of directors has unanimously approved proposal (2) above and recommends that you vote FOR each of the proposals. Your participation and vote are important. The election of the nine directors and the adoption of proposal (2) will not be effected without the affirmative vote of at least a majority of the outstanding common stock present and voting at the Annual Meeting.
      For further information regarding the matters to be voted on at the Annual Meeting, I urge you to carefully read the accompanying Proxy Statement, dated April 3, 2006. If you have any questions about this proposal or would like additional copies of the Proxy Statement, you should contact Donald L. Smith, Senior Vice President, General Counsel and Corporate Secretary of OdysseyRe, 300 First Stamford Place, Stamford, Connecticut 06902, telephone (203) 977-8000.

Sincerely yours,

Andrew A. Barnard
President and Chief Executive Officer
      The accompanying Proxy Statement is dated April 3, 2006 and is first being mailed to stockholders on or about April 3, 2006.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 28, 2006

To the Stockholders of
  Odyssey Re Holdings Corp.:
      NOTICE IS HEREBY GIVEN that the 2006 annual meeting of stockholders (the “Annual Meeting”) of Odyssey Re Holdings Corp. (“OdysseyRe”), a Delaware corporation, will be held on Friday, April 28, 2006 at The Westin Hotel, One First Stamford Place, Stamford, Connecticut. The Annual Meeting will commence at 2:00 p.m. (EST), for the following purposes:

•	to elect nine directors, each to serve until the next annual meeting of stockholders;

•	to approve the extension of the Odyssey Re Holdings Corp. Long-Term Incentive Plan; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.
      Only stockholders of record at the close of business on March 1, 2006 are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be available at OdysseyRe’s corporate headquarters, located at 300 First Stamford Place, Stamford, Connecticut 06902, during ordinary business hours for the ten-day period prior to the Annual Meeting.
      All stockholders are cordially invited to attend the Annual Meeting and vote in person. However, to ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible, in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person, even though he or she has previously returned a proxy.

By Order of the Board of
Directors of Odyssey Re Holdings Corp.

Donald L. Smith
Senior Vice President, General Counsel
and Corporate Secretary
Stamford, Connecticut
April 3, 2006
YOUR VOTE IS IMPORTANT
      In order to ensure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.

Proxy Statement
Information Concerning Solicitation and Voting
General
      This Proxy Statement is furnished by our board of directors to holders of our common stock, par value $0.01 per share, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of our stockholders (the “Annual Meeting”) to be held on April 28, 2006, at The Westin Hotel, One First Stamford Place, Stamford, Connecticut, commencing at 2:00 p.m. (EST), and at any adjournment or postponement thereof. The purposes of the Annual Meeting are set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders.
      Our complete mailing address is Odyssey Re Holdings Corp., 300 First Stamford Place, Stamford, Connecticut 06902, and our telephone number is (203) 977-8000.
      This Proxy Statement and the accompanying form of proxy are first being mailed to our stockholders on or about April 3, 2006.
Stockholders Entitled to Vote; Vote Required
      Our board of directors has fixed the close of business on March 1, 2006 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Accordingly, only holders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were outstanding and entitled to vote 69,146,478 shares of common stock, constituting all of our voting stock. A plurality of the shares present in person or represented by proxy at the meeting, entitled to vote in the election and actually cast, will elect the nine directors. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for ten days prior to the Annual Meeting during ordinary business hours at our headquarters, located at 300 First Stamford Place, Stamford, Connecticut 06902. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.
      Shares of our common stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. Shares which abstain from voting, and shares held by a broker nominee in “street name” who indicates on a proxy that such nominee does not have discretionary authority to vote as to a particular matter, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists, but will not be considered as votes cast and, accordingly, will have no effect on the outcome of the vote with respect to a particular matter.
      This Proxy Statement is being furnished to you in connection with the solicitation of proxies by, and on behalf of, our board of directors for use at the Annual Meeting, and is accompanied by a form of proxy.
      All shares of our common stock that are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and that have not been revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted as recommended by our board of directors.
      If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn such Annual Meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to us before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be sent to Odyssey Re Holdings Corp., 300 First Stamford Place, Stamford, Connecticut 06902, Attention: Corporate Secretary, or hand delivered to our Corporate Secretary at or before the taking of the vote at the Annual Meeting.
      We will pay the cost of soliciting proxies. In addition to solicitation by use of the mails, proxies may be solicited from our stockholders by our directors, officers and employees in person or by telephone, electronic transmission or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries and for reimbursement of their reasonable expenses incurred in connection therewith.
      If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on the enclosed proxy. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold shares of our stock through a bank, broker or another holder of record, please refer to the information provided by that entity for instructions on how to elect this option. If you previously elected to receive annual reports and proxy statements electronically, please visit www.odysseyre.com and access the “Investor Info” section of the website to view these documents.
Proposal 1 — Election of Directors
Election of Directors
      Pursuant to our Certificate of Incorporation, holders of shares of our common stock are entitled to elect the members of our board of directors. The following individuals are currently members of our board of directors. Robbert Hartog is retiring, and will not stand for re-election.
V. Prem Watsa
James F. Dowd
Andrew A. Barnard
Frank B. Bennett
Anthony F. Griffiths
Robbert Hartog
Samuel A. Mitchell
Brandon W. Sweitzer
      The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the election of the persons listed below, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the board of directors.

Information Concerning Nominees
      Our board of directors has nominated each of the persons named below. Nine directors are to be elected to our board of directors at the Annual Meeting, each to serve until the annual meeting in 2007. Peter M. Bennett and Paul M. Wolff have each been nominated by our board of directors to stand for election. Each person named below, except Peter M. Bennett, Paul M. Wolff, Frank B. Bennett (elected April 2003), Brandon W. Sweitzer (appointed September 2002) and Samuel A. Mitchell (appointed September 2004), has served as a member of our board of directors since our incorporation in March 2001.

Name	Age	Principal Occupation and Business Experience

V. Prem Watsa	55	V. Prem Watsa is the Chairman of our board of directors. Mr. Watsa has served as Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited since 1985 and as Vice President of Hamblin Watsa Investment Counsel Ltd. since 1985. He formerly served as Vice President of GW Asset Management from 1983 to 1984 and Vice President of Confederation Life Investment Counsel from 1974 to 1983. Mr. Watsa is a resident of Toronto, Ontario, Canada.

James F. Dowd	64	James F. Dowd is the Vice Chairman of our board of directors. Mr. Dowd has served as President and Chief Executive Officer of Fairfax Inc., and Chairman of FFHL Group Ltd., each a holding company subsidiary of Fairfax Financial Holdings Limited, since January 1998. Mr. Dowd has served as the Chairman of Lindsey Morden Group Inc., a publicly traded affiliate of OdysseyRe, since December 2001. Mr. Dowd has served as Chairman and Chief Executive Officer of Fairfax Asia Limited since 2002. Mr. Dowd served as Chairman of the Board and Chief Executive Officer of Odyssey Reinsurance Corporation (now known as Clearwater Insurance Company) from July 1996 to December 1997, and as President, Chairman and Chief Executive Officer from August 1995 to September 1996. Mr. Dowd served as Chairman of the Board and Chief Executive Officer of Willis Faber North America, Inc. from February 1993 to May 1995. He also served in various executive positions including Chairman of the Board, President and Chief Executive Officer of Skandia America Corporation and Skandia America Reinsurance Corporation from December 1971 to October 1992. Mr. Dowd has over 35 years of experience in the insurance business. Mr. Dowd is a resident of New Canaan, Connecticut.

Name	Age	Principal Occupation and Business Experience

Andrew A. Barnard	50	Andrew A. Barnard is our President and Chief Executive Officer and one of our directors. Mr. Barnard currently serves as Chairman of the Board and Chief Executive Officer of Odyssey America Reinsurance Corporation, Clearwater Insurance Company, Hudson Insurance Company, Hudson Specialty Insurance Company and Clearwater Select Insurance Company. Mr. Barnard is also Chairman of the Board and a Director of Newline Underwriting Management Limited. Mr. Barnard served as President, Chief Executive Officer and director of Odyssey Re Group Ltd. (now known as FFHL Group Ltd.), one of our parent companies, from January 1998 to June 2001. He also served as President and Chief Executive Officer of Odyssey Reinsurance Corporation (now known as Clearwater Insurance Company) from January 1998 to April 1999 and as President and Chief Operating Officer from July 1996 to December 1997. Mr. Barnard has 29 years of experience in the reinsurance business. Before joining us, Mr. Barnard served as Executive Vice President, Chief Underwriting Officer and a director of Transatlantic Holdings from 1989 to 1996; Vice President of Reliance Reinsurance from 1985 to 1989; and Assistant Vice President of Skandia Group from 1977 to 1985. Mr. Barnard currently serves on the boards of St. John’s University School of Risk Management and the U.S. Chamber Institute for Legal Reform. Mr. Barnard is a resident of Dobbs Ferry, New York.

Frank B. Bennett	49	Frank B. Bennett is a member of our board of directors. Mr. Bennett has been President of Artesian Management Inc., a private equity investment company, since 1988. Since 2002, Mr. Bennett has been a director of Multiband, Corporation, a publicly held telecommunications company, where he serves on the Audit Committee and is chairman of the Compensation Committee, and a director of Kona Grill Inc., a publicly-held restaurant company, where he serves on the Compensation Committee and is chairman of the Audit Committee. From 1996 through 1999, Mr. Bennett was co-founder, Chairman and Chief Executive Officer of One Call Telecom, Inc., a private telecommunications carrier. Mr. Bennett has served as a director of several privately held companies from 1990 through 2001 including Integ, Incorporated, which was privately-held from 1992 through 1996 and publicly-held from 1996 through 2001. Beginning in 1996, Mr. Bennett served on the Audit Committee of Integ, Incorporated until its merger in 2001 with Inverness Medical, Inc. Mr. Bennett is also a director and a member of the Audit Committee of Fairfax Financial Holdings Limited and Crum & Forster Holdings Corp. Mr. Bennett is a resident of Long Lake, Minnesota. Mr. Bennett currently serves on our Audit and Compensation Committees.

Peter M. Bennett	71	Mr. Peter Bennett is standing for election to become a member of our board of directors. Since 1997, Mr. Bennett has been Deputy Chairman of Aon Re Canada. Mr. Bennett served as President of the Canadian International Reinsurance Brokers from 1972 until 1984, in partnership with Le Blanc Eldridge Parizeau of Montreal, until the two companies merged in 1984 to become BEP International. Mr. Bennett served as the Chairman of the Canadian operation. Prior to that Mr. Bennett spent ten years as a facultative and treaty broker for Guy Carpenter, following three years in the Lloyd’s market. Mr. Bennett is a resident of Toronto, Ontario, Canada.

Name	Age	Principal Occupation and Business Experience

Anthony F. Griffiths	75	Anthony F. Griffiths is a member of our board of directors. Mr. Griffiths is currently an independent business consultant and corporate director. He is a director of Fairfax Financial Holdings Limited (“Fairfax”), and of various operating subsidiaries of Fairfax, including Crum & Forster Holdings Corp., Lindsey Morden Group Inc. and Northbridge Financial Corporation. He is also a director of Hub International Limited, Alliance Atlantis Communications Inc., Vitran Corporation, PreMD Inc., Jaguar Mining Inc., Novadaq Technologies Inc., and Russel Metals Inc. Mr. Griffiths became the Chairman of Mitel Corporation, a telecommunications company, in 1987 and also assumed the positions of President and Chief Executive Officer in addition to that of Chairman from 1991 to 1993. Mr. Griffiths serves on the Audit Committees of Fairfax, Crum & Forster Holdings Corp., Northbridge, Lindsey Morden, Alliance Atlantis Communications and Jaguar Mining, Inc. Mr. Griffiths is a resident of Toronto, Ontario, Canada. Mr. Griffiths currently serves on our Audit and Compensation Committees.

Samuel A. Mitchell	62	Samuel A. Mitchell has been a member of our board of directors and a principal of Hamblin Watsa Investment Counsel Limited, a wholly owned subsidiary of Fairfax Financial Holdings Limited, since 2004. Mr. Mitchell was a co-founder of Marshfield Associates, and served as a Managing Director from 1993 until 2004. Mr. Mitchell served as Director of Research and Federal Relations for the Federation of American Health Systems from 1981 to 1993. Mr. Mitchell was also a Director of Research for the Health Industry Manufacturers Association. Mr. Mitchell was a co-founder of Research From Washington, a Smith Barney unit that advised large institutional investors on the outlook for legislation and federal government initiatives, and their likely economic impact. Mr. Mitchell is a resident of Warrenton, Virginia.

Brandon W. Sweitzer	63	Brandon W. Sweitzer is a member of our board of directors. Mr. Sweitzer is a member and a Senior Fellow of the Chamber of Commerce of the United States and is Senior Advisor to the President and Chief Executive Officer of that organization. Mr. Sweitzer became Chief Financial Officer of Marsh Inc. in 1981, and was its President from 1999 through 2000. Mr. Sweitzer also served as President and Chief Executive Officer of Guy Carpenter & Company from 1996 to 1999. Mr. Sweitzer is also a director of Fairfax Financial Holdings Limited. He currently serves on the boards of Integro Ltd., Save the Children, U.S.A. and the St. John’s University School of Risk Management. Mr. Sweitzer is a resident of New Canaan, Connecticut. Mr. Sweitzer currently serves on our Audit and Compensation Committees.

Paul M. Wolff	64	Mr. Wolff is standing for election to become a member of our board of directors. Mr. Wolff is a partner of the law firm Williams & Connolly. Mr. Wolff is a graduate of the University of Wisconsin and the Harvard Law School. He began his career with Williams & Connolly in 1967 and became a partner in 1975. He served 10 years as a member of the firm’s executive committee. Mr. Wolff is a director of the Economic Club of Washington. Mr. Wolff is Trustee and a member of the Executive Committee of the Federal City Council. He has served as a director of numerous non-profit and philanthropic organizations, including American University, the Corcoran Gallery of Art, the District of Columbia Sports Commission and Washington Performing Arts Society. He is a Fellow of the American Bar Foundation and the American Law Institute. Mr. Wolff is a resident of Washington D.C.

Information Concerning Executive Officers
      Information concerning Andrew A. Barnard, our President and Chief Executive Officer and one of our directors, is contained in the section captioned “Information Concerning Nominees” in this Proxy Statement. Robert Giammarco joined us in March 2005 and has since served as OdysseyRe’s Executive Vice President and Chief Financial Officer. Along with Mr. Barnard, each of the other officers listed below has served OdysseyRe in his current position since our incorporation in March 2001.

Name	Age	Principal Occupation and Business Experience

Michael G. Wacek	50	Executive Vice President: Mr. Wacek has served as President of Odyssey America Reinsurance Corporation (“Odyssey America”) since September 2001. Before that time, he was President and Chief Executive Officer of Odyssey America since February 1998 and of Clearwater Insurance Company, formerly known as Odyssey Reinsurance Corporation (“Clearwater”) since April 1999. He currently serves as a director of Odyssey America, Clearwater, Hudson Insurance Company, Hudson Specialty Insurance Company and Clearwater Select Insurance Company. Mr. Wacek began his career in the insurance and reinsurance industry in 1978. Before joining us, Mr. Wacek was employed by St. Paul Reinsurance Company Ltd., most recently as the Managing Director, from 1989 to 1998. Prior to that, he served with E.W. Blanch Company from 1984 to 1988, most recently as Senior Vice President, and at St. Paul Fire & Marine Insurance from 1978 to 1984, most recently as Assistant Actuary. Mr. Wacek is a resident of Greenwich, Connecticut.

Robert Giammarco	37	Executive Vice President and Chief Financial Officer: Since March 2005, Mr. Giammarco has served as Executive Vice President and Chief Financial Officer of OdysseyRe. Mr. Giammarco serves as a director of Odyssey America Reinsurance Corporation, Clearwater Insurance Company, Hudson Insurance Company, Clearwater Select Insurance Company and Hudson Specialty Insurance Company. Mr. Giammarco was previously a Managing Director of Banc of America Securities LLC. Having been with Banc of America Securities since March 1999, he operated within the Financial Institutions Investment Banking Group, focused on the insurance sector. He was responsible for managing a variety of the firm’s key insurance relationships. Prior to that, he was a member of the Insurance Investment Banking Group at Merrill Lynch & Co. Mr. Giammarco is a resident of New York, New York.

Anthony J. Narciso, Jr.	59	Senior Vice President and Controller: Since April 1999, Mr. Narciso has served as Senior Vice President and Chief Financial Officer of Odyssey America Reinsurance Corporation and Clearwater Insurance Company, formerly known as Odyssey Reinsurance Corporation (“Clearwater”). He served as Senior Vice President and Controller of Clearwater from May 1993 to April 1999. Since July 2004 and November 2004, respectively, he has served as Senior Vice President and as a director of Hudson Specialty Insurance Company, and as Senior Vice President and Chief Financial Officer of Clearwater Select Insurance Company. Mr. Narciso has 36 years of experience in the insurance and reinsurance business. Before joining us, Mr. Narciso served as Assistant Vice President and Assistant Comptroller of The Continental Corporation from 1981 to 1982, Controller of Continental Reinsurance Corp. from 1977 to 1981, Secretary of Interemco Inc. from 1975 to 1977, and Chief Corporate Accountant of Midland Insurance Company from 1971 to 1975. Mr. Narciso is a resident of Kings Park, New York.

Name	Age	Principal Occupation and Business Experience

Donald L. Smith	59	Senior Vice President, General Counsel and Corporate Secretary: Mr. Smith has served as Senior Vice President, General Counsel and Corporate Secretary, and director of Odyssey America Reinsurance Corporation since September 1999. He has served as Senior Vice President, General Counsel and Corporate Secretary, and director of Clearwater Insurance Company, formerly known as Odyssey Reinsurance Corporation, since September 1999, and of Clearwater Select Insurance Company since November 2004. He has served as a director of Hudson Insurance Company since April 1997 and Hudson Specialty Insurance Company since October 2003. Before joining us in 1995, Mr. Smith was an attorney in private practice in New York City. A graduate of the University of Chicago Law School, Mr. Smith is a member of the New York State Bar Association. Mr. Smith is a resident of New Canaan, Connecticut.
Board of Directors’ Committees and Meetings
      Our board of directors met six times and acted by unanimous written consent seven times during fiscal year 2005. During fiscal year 2005, none of our current directors attended fewer than 75 percent of the aggregate of the total number of meetings held by our board of directors and the total number of meetings held by all committees of the board of directors on which each such director served. Our board of directors has an audit committee and a compensation committee. Our board of directors does not have a nominating committee. Our non-management directors designate a director from among their number to preside at all executive sessions of the non-management directors. All of our directors attended our annual meeting of stockholders held on April 20, 2005.
Controlled Company Status
      Fairfax Financial Holdings Limited (“Fairfax”) beneficially owns approximately 80.2% of our common stock. We are a “controlled company” within the rules of the New York Stock Exchange (the “NYSE”). In accordance with a provision in the NYSE rules for controlled companies, we have therefore elected not to have specific nominating and corporate governance committees and we are not required to have a majority of independent directors. Four of our eight current directors are independent, as independence is defined in the listing standards of the NYSE.
      Our board of directors performs similar functions to nominating and corporate governance committees. Our entire board of directors participates in the consideration of director candidates. Our board of directors, in consultation with our majority stockholder, Fairfax, identifies and evaluates director candidates. Factors that our board of directors considers in evaluating director candidates include whether the candidate will act in the best interests of OdysseyRe and its stockholders as a whole, expertise and experience in the insurance industry, and financial and accounting experience. Messrs. Peter Bennett and Paul Wolff were recommended as nominees to our board of directors by Fairfax. Messrs. Peter Bennett and Paul Wolff have been nominated to stand for election to our board of directors. Our board of directors has determined that Messrs. Frank Bennett, Griffiths, Hartog and Sweitzer are independent, as independence is defined in the listing standards of the NYSE. Our board of directors does not have a policy with regard to the consideration of director candidates recommended by stockholders, but would consider candidates recommended by stockholders. Our board of directors does not have such a policy because we are a controlled company, and we do not reasonably expect to receive a significant number of director candidates recommended by stockholders. In the case of director candidates recommended by stockholders, our board of directors would evaluate such candidates using the factors described above.
      Our board of directors does not have a process for stockholders to send communications to the entire board of directors; however, stockholders may communicate with our independent directors in accordance with procedures described on our website, www.odysseyre.com.

Directors’ Compensation
      Our directors who are independent, as independence is defined in the listing standards of the NYSE, are compensated annually with a cash retainer in the amount of $25,000, plus $750 per board meeting attended, and are reimbursed for their reasonable travel expenses pertaining to each such attendance. In addition, members of our audit and compensation committees receive a fee of $750 per committee meeting attended if held separately from a board of directors meeting. Each new independent director who is first elected or appointed to the board of directors also receives a one-time grant of options to purchase 5,000 shares of our common stock. The stock options will have an exercise price that is at least equal to the closing price of a share of our common stock on the date of grant and will vest in four equal installments on each of the first four anniversaries following the date of grant, subject to continued service through each vesting date.
Audit Committee
      Our board of directors has established an audit committee comprised of directors who are independent of our management and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as audit committee members. Our audit committee met eleven times during fiscal year 2005. The audit committee’s primary responsibilities include: engaging independent accountants; appointing the chief internal auditor; approving independent audit fees; reviewing quarterly and annual financial statements, audit results and reports, including management comments and recommendations thereto; reviewing our system of controls and related policies, including those covering conflicts of interest and business ethics; evaluating reports of actual or threatened litigation; considering significant changes in accounting practices; and examining improprieties or suspected improprieties, with the authority to retain outside counsel or experts. Our audit committee is currently comprised of Frank B. Bennett, Anthony F. Griffiths, Robbert Hartog and Brandon W. Sweitzer. The members of the audit committee are independent, as independence is defined in the listing standards of the NYSE. Mr. Griffiths and Mr. Bennett each serve on the audit committee of more than three public companies. Our board of directors has determined that such simultaneous service would not impair their ability to effectively serve on our audit committee. The board of directors has adopted a written charter setting out the audit related functions the audit committee is to perform. A copy of the charter is available on our website, www.odysseyre.com, and was included as Appendix A to our proxy statement mailed to our stockholders in March 2004.
Audit Committee Financial Expert
      Our board of directors has determined that Robbert Hartog, who serves on our audit committee, is an audit committee financial expert within the meaning of Item 401 of Regulation S-K under the Securities Act of 1933. Robbert Hartog is independent, as independence is defined in the listing standards of the NYSE.
Compensation Committee
      Our board of directors has established a compensation committee comprised of directors who are independent of our management and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as committee members. Our compensation committee met once and acted by unanimous written consent two times during fiscal year 2005. The compensation committee’s primary responsibilities include administering, reviewing and making recommendations to our board of directors regarding our 2002 stock incentive plan, restricted share plan, stock option plan and long-term incentive plan and compensation to our officers, ensuring that they meet corporate, financial and strategic objectives. The compensation committee also establishes and reviews general policies relating to compensation of and benefits for our employees. Our compensation committee is currently comprised of Frank B. Bennett, Anthony F. Griffiths, Robbert Hartog and Brandon W. Sweitzer.
      Our board of directors may, from time to time, establish certain other committees to facilitate the management of OdysseyRe.
Code of Ethics for Senior Financial Officers
      We have adopted a code of ethics that applies to Andrew A. Barnard, our President and Chief Executive Officer, Robert Giammarco, our Executive Vice President and Chief Financial Officer, and Anthony J.

Narciso, Jr., our Senior Vice President and Controller. Each of the Code of Ethics for Senior Financial Officers, our Code of Business Conduct and Ethics for Directors, Officers and Employees, our Corporate Governance Guidelines, the Charter of our Audit Committee, and the Charter of our Compensation Committee has been posted on our website, www.odysseyre.com, and each is available in print to any stockholder who makes a request of our Corporate Secretary at 300 First Stamford Place, Stamford, CT 06902.
Compensation of Executive Officers
      The following table sets forth certain summary compensation information for services rendered during each of the last three fiscal years by our Chief Executive Officer, and the four other most highly compensated executive officers, referred to as our named executive officers.
Summary Compensation Table

					Long-Term Compensation

	Annual Compensation					Securities
				Other Annual	Restricted Stock	Underlying	All Other
	Fiscal	Salary	Bonus	Compensation	Awards(2)	Options	Compensation(3)
Name and Principal Position	Year	($)	($)	($)(1)	($)	(#)	($)

Andrew A. Barnard	2005	$1,000,000	$—	$109,134	$5,500,000	—	$6,076,063 (4)
President and Chief Executive	2004	$1,000,000	$500,000	—	$833,384	—	$78,204
Officer	2003	$1,000,000	$750,000	—	$1,250,000	30,000	$86,123

Michael G. Wacek	2005	$487,682	$100,000	—	$100,000	—	$37,635
Executive Vice President	2004	$450,000	$250,000	—	$233,368	—	$44,412
	2003	$450,000	$375,000	—	$350,000	12,000	$54,526

Robert Giammarco	2005	$363,462	$300,000	—	$300,000 (5)	—	$78,135 (6)
Executive Vice President and Chief Financial Officer

Anthony J. Narciso, Jr.	2005	$248,910	$75,000	—	$25,000	—	$11,837
Senior Vice President and Controller	2004	$240,090	$95,000	—	$40,025	—	$11,506
	2003	$240,146	$104,000	—	$40,000	6,000	$13,214

Donald L. Smith	2005	$270,417	$75,000	—	$25,000	—	$15,671
Senior Vice President, General	2004	$259,481	$95,000	—	$50,018	—	$14,825
Counsel and Corporate Secretary	2003	$251,106	$100,000	—	$60,000	8,000	$15,350

(1)	As required by regulation, perquisites and other personal benefits are only included in the “Other Annual Compensation” column where such items, in the aggregate, exceed the lesser of $50,000 or 10% of an executive officer’s salary and bonus. Includes approximately $37,000, $42,000 and $30,000 in fees paid on behalf of Mr. Barnard for a leased vehicle, club fees and legal fees in connection with his 2005 employment agreement, respectively.

(2)	Mr. Barnard held 387,739 shares of restricted stock granted under the Odyssey Re Holdings Corp. Restricted Share Plan (“Restricted Share Plan”), with a value of $9,724,494, as of the end of the 2005 fiscal year, of which 17,588 shares vested on March 1, 2006, 10,814 shares vested on March 10, 2006, 27,778 shares will vest on June 14, 2006, 17,588 shares will vest on March 1, 2007, 10,813 shares will vest on March 10, 2007, 10,813 shares will vest on March 10, 2008, 62,432 shares will vest on June 30, 2010, which vesting date was extended pursuant to his 2005 employment agreement from the original vesting date of September 1, 2006, and 27,778 shares will vest on June 14, 2011. Mr. Barnard was granted 202,135 shares of restricted stock, with a value of $5,000,011, on June 30, 2005, of which 40,427 shares will vest on June 30, 2006, 40,427 shares will vest on June 30, 2007, 40,427 shares will vest on June 30, 2008, 40,427 shares will vest on June 30, 2009 and 40,427 shares will vest on June 30, 2010. Mr. Barnard was granted 21,599 shares of restricted stock, with a value of $500,017 on March 10, 2006, of which 7,200 shares will vest on March 10, 2007, 7,200 shares will vest on March 10, 2008 and 7,199 shares will vest on March 10, 2009. Mr. Wacek held 73,573 shares of restricted stock granted under the Restricted Share Plan, with a value of $1,845,211, as of the end of the 2005 fiscal year, of which 4,925 shares vested on March 1, 2006, 3,028 shares vested on March 10, 2006, 11,112 shares will vest on June 14, 2006, 4,925 shares will vest on March 1, 2007, 3,028 shares will vest on March 10, 2007, 3,028 shares will vest on March 10, 2008, 32,416 shares will vest on March 26, 2009 and 11,111 shares will vest on June 14, 2011. Mr. Wacek was granted 4,320 shares of restricted stock, with a value of $100,008 on March 10, 2006, of which 1,440 shares will vest on March 10, 2007, 1,440 shares will vest on March 10, 2008 and 1,440 shares will vest on March 10, 2009. Mr. Giammarco was granted 12,959 shares of restricted stock, with a value of $300,001 on March 10, 2006, of which 4,320 shares will vest on March 10, 2007, 4,320 shares will vest on March 10, 2008 and 4,319 shares will vest on March 10, 2009. Mr. Narciso held 16,262 shares of restricted stock granted under the Restricted Share Plan, with a value of $407,851, as of the end of the 2005 fiscal year, of which 563 shares vested on March 1, 2006, 520 shares vested on March 10, 2006, 5,556 shares will vest on June 14, 2006, 563 shares will vest on March 1, 2007, 519 shares will vest on March 10, 2007, 519 shares will vest on March 10, 2008, 2,466 shares will vest on October 1, 2009, and 5,556 shares will vest on June 14, 2011. Mr. Narciso was granted 1,080 shares of restricted stock, with a value of $25,002, on March 10, 2006, of which 360 shares will vest on March 10, 2007, 360 shares will vest on March 10, 2008 and 360 shares will vest on March 10, 2009. Mr. Smith held 13,819 shares of restricted stock granted under the Restricted Share Plan, with a value of $346,581, as of the end of the 2005 fiscal year, of which 844 shares vested on March 1, 2006, 649 vested on March 10, 2006, 4,167 shares will vest on June 14, 2006, 844 shares will vest on March 1, 2007, 649 shares will vest on March 10, 2007, 649 shares will vest on March 10, 2008, 1,850 shares will vest on October 1, 2009, and 4,167 shares will vest on June 14, 2011. Mr. Smith was granted 1,080 shares of restricted stock, with a value of $25,002, on March 10, 2006, of which 360 shares will vest on March 10, 2007, 360 shares will vest on March 10, 2008 and 360 shares will vest on March 10, 2009. Dividends will be paid on shares of restricted stock at the same time that dividends are paid on all other shares of OdysseyRe common stock.

(3)	Certain amounts presented in this column represent matching contributions under the Odyssey America Reinsurance Corporation (Restated) Profit Sharing Plan, the Odyssey America Reinsurance Corporation 401(k) Excess Plan, and the Odyssey Re Holdings Corp. Employee Share Purchase Plan, and premiums paid with regard to term life insurance. The following contributions were made during the 2005 fiscal year under the Profit Sharing Plan: Mr. Barnard received $7,000, Mr. Wacek received $7,000, Mr. Giammarco received $1,142, Mr. Narciso received $7,000 and Mr. Smith received $7,000. The following contributions were made during the 2005 fiscal year under the Employee Share Purchase Plan: Mr. Barnard received $30,000, Mr. Wacek received $14,631, Mr. Giammarco received $10,904 and Mr. Smith received $2,812. In addition, the following amounts were credited during the 2005 fiscal year under the Excess Plan: Mr. Barnard received $32,833, Mr. Wacek received $12,507, Mr. Giammarco received $13,396, Mr. Narciso received $2,956 and Mr. Smith received $3,816. Premiums paid during the 2005 fiscal year with respect to term life insurance for the benefit of Mr. Barnard were $6,230; Mr. Wacek $3,497; Mr. Giammarco $2,693; Mr. Narciso $1,881; and Mr. Smith $2,043.

(4)	The payment of Mr. Barnard’s $6,000,000 cash bonus, originally to be paid in August of 2006, pursuant to Mr. Barnard’s prior employment agreement, was accelerated in connection with his new employment agreement entered into on September 14, 2005.

(5)	As previously disclosed, we have agreed to award Mr. Giammarco shares of restricted stock under the Restricted Share Plan upon the final execution of his employment agreement with us, which is expected during the second quarter of 2006 (the “date of grant”). The restricted stock will have a fair market value of $1,500,000 on the date of grant; twenty percent of the restricted shares will vest on the date of grant, and twenty percent will vest on each of March 31, 2007, March 31, 2008, March 31, 2009 and March 31, 2010. All vesting of restricted shares is subject to continued service through the applicable vesting date.

(6)	Included in this amount is a $50,000 cash bonus paid to Mr. Giammarco upon his commencement of employment with us.

Employment Agreements
      On September 14, 2005, we entered into a new employment agreement with Mr. Barnard, effective as of June 30, 2005. The agreement provides that Mr. Barnard will serve as our President and Chief Executive Officer until June 30, 2011, or until such later time as is mutually agreed in writing. We have agreed that we or our operating subsidiaries will compensate Mr. Barnard with an annual base salary of $1,000,000 and provide for his participation in the bonus pool, consisting of a designated portion of the underwriting profit in each underwriting year assuming certain pre-established performance criteria are satisfied. We have further agreed: to waive, effective January 1, 2006, repayment by Mr. Barnard of the then unpaid principal balance of the $1,000,000 promissory note dated June 19, 2001 payable by Mr. Barnard to the Company; to provide an award of $5,000,000 of restricted shares that shall become vested on June 30, 2006 with respect to twenty percent of the restricted shares and on each anniversary thereafter with respect to an additional twenty percent of the restricted shares such that on June 30, 2010 all restrictions on the restricted shares shall lapse; accelerate the payment of a $6,000,000 bonus that was previously contracted to be paid on August 31, 2006; to extend the vesting date of 62,432 restricted shares from September 1, 2006 to June 30, 2010; and to extend the vesting date of 6,500 Fairfax Financial Holdings Limited restricted shares from September 1, 2006 to June 30, 2010. All vesting of restricted shares is subject to continued service through the applicable vesting date. Mr. Barnard may voluntarily terminate his employment by giving two years’ notice. We may terminate the employment of Mr. Barnard for cause at any time by written notice, subject to a cure period. In the event Mr. Barnard is terminated for cause, he will be entitled to his base salary through the date of termination of employment and he shall forfeit all rights to payments from the bonus pool. In the event Mr. Barnard is terminated without cause, or he resigns following a constructive termination (including, without limitation, termination by us following a change in control or by a successor employer within one year following the change in control), he will be entitled to receive a lump sum payment in an amount equal to his base salary for the month in which his termination of employment occurs and an amount equal to $83,333 multiplied by the number of months otherwise remaining in the employment term. Mr. Barnard will also be entitled to receive any amounts he has accrued in the bonus pool, a pro-rated portion of the cash bonus from the bonus pool with respect to the year in which termination occurs, and full vesting of all restricted stock grants. In the event of termination due to death, Mr. Barnard’s estate is entitled to a lump sum payment of three months’ salary and all amounts accrued in the bonus pool; all restricted stock previously awarded shall become fully vested. Additionally, Mr. Barnard is subject, pursuant to the agreement, to a confidentiality covenant of unlimited duration.

      We have also entered into an employment agreement with Mr. Wacek. The employment agreement provides that Mr. Wacek will serve as our Executive Vice President. The agreement automatically renews for additional twelve-month periods unless terminated by either party upon 60 days’ prior written notice. Mr. Wacek’s agreement was renewed for an additional twelve months on May 23, 2005. We have agreed that we or our operating subsidiaries will compensate Mr. Wacek with an annual base salary of $500,000, and with a bonus pursuant to our Long-Term Incentive Plan under which he will be eligible to receive a target cash bonus of 100% of base salary in the event certain pre-established performance criteria are satisfied.
      In the event Mr. Wacek is terminated without cause (including, without limitation, if we do not renew his employment agreement), or if he resigns following a constructive termination (including, without limitation, a change in control), he will be entitled to receive his annual base salary, at the rate in effect on the date of such termination, for the greater of twelve months following his termination of employment or the remainder of the employment term, at such intervals as the same would have been paid had he remained employed. Mr. Wacek will also be entitled to receive any bonus that he is entitled to receive when the same would ordinarily be paid, which includes all amounts accrued under the bonus plan, and a pro-rated bonus for the year in which termination of employment occurred. In the event Mr. Wacek is terminated without cause (excluding, without limitation, if we do not renew the employment agreement), or if he resigns following a constructive termination, he will be entitled to receive a single sum cash payment that represents the pro-rated amount equal to the present value of the accrued benefit that he would have been entitled to receive under the Retirement Plan had he remained employed by us for the full fiscal year in which his termination of employment occurred, and a tax gross-up for any income and employment taxes that would be due on such amounts. Additionally, Mr. Wacek is subject to a confidentiality covenant of unlimited duration.
Option Grants in 2005 Fiscal Year
      There were no options granted to our named executive officers in fiscal year 2005 under our 2002 Stock Incentive Plan.
Aggregated Option Exercises in 2005 Fiscal Year and Fiscal Year-End Option Values
      The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during fiscal year 2005 and the unexercised stock options held as of the fiscal year ended December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options
	Shares		Year-End (#)		at Fiscal Year End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Andrew A. Barnard	0	$0	45,000	25,000	$293,850	$152,250

Michael G. Wacek	0	$0	17,250	9,750	$112,230	$59,130

Anthony J. Narciso, Jr.	0	$0	7,875	4,625	$50,805	$27,795

Donald L. Smith	0	$0	8,875	5,625	$56,235	$33,225

(1)	All of the outstanding options were in-the-money as of December 31, 2005. The market value of our common stock on December 31, 2005, as reported on the NYSE, was $25.08, which reflected the price at the close of markets on December 30, 2005. The amounts in these columns have been calculated based on the difference between $25.08 and the applicable per share exercise price.
Benefit Plans
     Retirement Plan
      Employees of Odyssey America and its subsidiaries, including executive officers, participate in the Odyssey America Reinsurance Corporation Restated Employees Retirement Plan (the “Retirement Plan”).
      The table below illustrates the approximate annual retirement benefits which would be payable at age 65 as a single life annuity with 10 years certain payment, based on the Average Final Compensation and years of credited service indicated, under the Retirement Plan and supplemental retirement plan to participants whose benefits are determined by the Retirement Plan formula and to participants in the Odyssey America Reinsurance Corporation Supplemental Retirement Plan (the “Supplemental Retirement Plan”) whose benefits are determined by reference to the formula under the predecessor defined benefit plan, before any offset for Social Security benefits.

      Participants who are eligible for retirement benefits under the predecessor plan will receive the higher benefit generated from the predecessor plan or the Retirement Plan.
      Additionally, as noted below, no additional benefits are accrued with respect to the years of service in excess of 30.
Pension Plan Table

					Participants Whose Benefits
	Participants Whose Benefits are Determined by				are Determined by
	Retirement Plan Formula				Predecessor Plan Formula
	(Years of Credited Service)				(Years of Credited Service)
Final Average
Compensation	15	20	25	30	15 or More

$50,000	$14,250	$19,250	$23,750	$28,500	$30,000

100,000	28,500	38,000	47,500	57,000	60,000

150,000	42,750	57,000	71,250	85,500	90,000

200,000	57,000	76,000	95,000	114,500	120,000

250,000	71,250	95,000	118,750	142,500	150,000

300,000	85,500	114,000	142,500	171,000	180,000

350,000	99,750	133,000	166,250	199,500	210,000

400,000	114,000	152,000	190,000	228,500	240,000

450,000	128,250	171,000	213,750	256,000	270,000

500,000	142,500	190,000	237,500	285,500	300,000

550,000	156,750	209,000	261,250	313,500	330,000

600,000	171,000	228,000	285,000	342,000	360,000

650,000	185,250	247,000	308,750	370,500	390,000

700,000	199,500	266,000	332,500	399,000	420,000

750,000	213,750	285,000	356,250	427,500	450,000

800,000	228,000	304,000	380,000	456,000	480,000

850,000	242,250	323,000	403,750	484,500	510,000

900,000	256,500	342,000	427,500	513,000	540,000

950,000	270,750	361,000	451,250	541,500	570,000

1,000,000	285,000	380,000	475,000	570,000	600,000
      Odyssey America maintains the Retirement Plan, which is a defined benefit pension plan intended to qualify under Section 401(a) and Section 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Our benefits are funded solely through employer contributions. Employees of Odyssey America and its subsidiaries are eligible to participate in the Retirement Plan when they have completed one year of service and attain age 21, and become 100% vested in their benefits under the Retirement Plan when they complete five years of service with Odyssey America or any of its subsidiaries. The Retirement Plan provides a benefit upon retirement at the normal retirement age at 65 which, when expressed as a single life annuity with ten years certain payment, equals 1.9% of Average Final Compensation multiplied by the number of the participant’s years of service up to a maximum of 30. Average Final Compensation is the participant’s average monthly compensation (excluding overtime pay, commissions, bonuses or special pay) for the 60 highest consecutive calendar months in the last 120 months of participation in the Retirement Plan. A participant may elect to commence to receive benefits under the Retirement Plan when he attains age 55 and completes ten years of participation in the Retirement Plan. For each year that benefits commence prior to a participant attaining age 65, the age 65 benefit is reduced by 3%. Benefits under the Retirement Plan are normally payable in the form of a single life annuity with a ten year sum certain payment in the case of unmarried participants and in the form of an actuarially equivalent 50% joint and survivor annuity in the case of married participants. After retirement, benefits accrued prior to January 1, 2000 are increased in accordance with increases in the Consumer Price Index, but not by more than 4% in any calendar year. The Retirement Plan has no Social Security offset. Sections 401(a)(17) and 415 of the Code limit both the amount of a participant’s compensation which may be taken into account for purposes of calculating Average

Final Compensation and the amount of benefits which may be paid from the Retirement Plan. To the extent that a participant’s Retirement Plan benefits are affected by such limitations, compensating benefits will be paid under the Supplemental Retirement Plan described below.
      Participants in the Retirement Plan are also eligible to participate in the Supplemental Retirement Plan which generally provides the benefits that would have been payable under the Retirement Plan but for limitations on benefits and includable compensation imposed by Sections 401(a)(17) and 415 of the Code. The Supplemental Retirement Plan also provides employees who had been covered by a predecessor to the Retirement Plan with the benefits they would have accrued under such predecessor plan if such predecessor plan had remained in effect, but only to the extent that such benefits exceed those payable under the Retirement Plan. Such predecessor plan provided a benefit upon retirement at the normal retirement age of 65 which, when expressed as a single life annuity with a ten year sum certain payment, is equal to 60% of a participant’s Average Final Compensation, as defined above, less 50% of such participant’s annual Social Security benefits. Under the predecessor plan, such age 65 benefit was reduced proportionately for less than 15 years of service with Odyssey America at termination of employment or, if termination of employment occurred before age 65, in proportion to the participant’s expected years of service with Odyssey America at age 65 that were not completed. A participant could elect to commence to receive such benefit at the same times and on the same terms and conditions, including the same reduction factor for early commencement, as the benefit under the Retirement Plan. The Supplemental Retirement Plan is not tax qualified under the Code, and is funded by means of a rabbi trust, the assets of which would be available to creditors of Odyssey America in the event of its insolvency.
      With respect to each of the individuals named in the Summary Compensation Table, currently the estimated credited full years of service under the Retirement Plan and the Supplemental Retirement Plan are as follows: Mr. Barnard, 9 years; Mr. Wacek, 8 years; Mr. Giammarco, 1 year; Mr. Narciso, 23 years; and Mr. Smith, 10 years.

401(k) Excess Benefit Plan
      To the extent that a participant’s contributions and our matching contributions under the Odyssey America Reinsurance Corporation Profit Sharing Plan (the “Profit Sharing Plan”) are affected by certain limitations under the Code, compensating benefits are provided for eligible employees under the Odyssey America Reinsurance Corporation 401(k) Excess Plan (the “Excess Plan”). Participants in the Profit Sharing Plan who have annual compensation at or in excess of the annual compensation limitations imposed by the Code may participate in the Excess Plan which provides benefits that would have been available to eligible employees under the Profit Sharing Plan but for the limitations imposed under the Code. Participant contributions to the Profit Sharing Plan and the Excess Plan are limited to a combined maximum of 10% of base salary, and matching contribution to a maximum of 4% of base salary. During the year ended December 31, 2005, the following matching contributions were made to the Excess Plan on behalf of the individuals named in the Summary Compensation Table: Mr. Barnard, $32,833; Mr. Wacek, $12,507; Mr. Giammarco, $13,396; Mr. Narciso, $2,956; and Mr. Smith, $3,816.
      The Excess Plan is not tax qualified under the Code and is funded by means of a rabbi trust, the assets of which would be available to creditors of Odyssey America in the event of its insolvency.
Compliance with Section 16(a) of the Exchange Act
      Under Section 16(a) of the Securities Exchange Act of 1934, as amended, our directors, executive officers, and any persons holding more than ten percent of our common stock are required to report to the Securities and Exchange Commission their initial ownership of our stock and any subsequent changes in that ownership. Based on a review of Forms 3, 4 and 5 under the Securities Exchange Act furnished to us and written representations made to us, we believe that during fiscal year 2005, our officers, directors and holders of more than 10 percent of our common stock filed all Section 16(a) reports on a timely basis during our fiscal year ending December 31, 2005 with the exception that Mr. Mitchell failed to file on a timely basis one report on Form 4 regarding a purchase of 2,000 shares of our common stock.

Common Share Ownership by Directors and Executive Officers and Principal Stockholders
      The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of March 10, 2006 by:

•	all those known by us to be beneficial owners of more than five percent of the outstanding shares of common stock;

•	our named executive officers;

•	each of our directors and nominees; and

•	all executive officers, directors and nominees as a group.
      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and investment control with respect to all shares beneficially owned.

	Shares Beneficially Owned

Name	Shares		Percent

TIG Insurance Group, Inc. (1)	36,116,492		52.2%

TIG Insurance Company (1)	3,916,841		5.7%

ORH Holdings Inc. (1)	6,166,667		8.9%

Fairfax Financial (US) LLC (1)	4,300,000		6.2%

United States Fire Insurance Company (1)	800,000		1.2%

Fairfax Inc. (1)	4,164,400		6.0%

Fairfax Subsidiaries Subtotal	55,464,400		80.2%

Marshfield Associates (2)	3,881,684	(2)	5.61	%(2)

James F. Dowd Vice Chairman	21,267	(3)	*
Anthony F. Griffiths

Director	10,000	(3)(6)	*

Robbert Hartog Director	5,000	(3)	*
Brandon W. Sweitzer

Director	4,750	(3)	*

Frank B. Bennett Director	4,050	(3)	*
Samuel A. Mitchell

Director	3,000		*

Peter M. Bennett Director nominee	0		0.0%
Paul M. Wolff

Director nominee	0		0.0%

Andrew A. Barnard President and Chief Executive Officer	542,744	(3)(4)(5)	*
Michael G. Wacek

Executive Vice President	153,225	(3)(4)	*

Robert Giammarco Executive Vice President and Chief Financial Officer	15,353	(4)(7)	*

	Shares Beneficially Owned

Name	Shares		Percent

Anthony J. Narciso, Jr.

Senior Vice President and Controller	26,849	(3)(4)	*

Donald L. Smith Senior Vice President, General Counsel and Corporate Secretary	27,523	(3)(4)	*

Directors, Nominees and Executive Group Subtotal	813,761		0.9%

Total of Fairfax Subsidiaries, Directors, Nominees and Executive Group Subtotals	56,278,161		81.1%

*	Represents less than one percent.

(1)	V. Prem Watsa, Chairman of our board of directors, controls The Sixty Two Investment Company Limited (“Sixty Two”), which owns subordinate and multiple voting shares representing 47.6% of the total votes attached to all classes of shares of Fairfax. Mr. Watsa himself beneficially owns and controls additional subordinate voting shares which, together with the shares owned by Sixty Two, represent 48.4% of the total votes attached to all classes of Fairfax’s shares. TIG Insurance Group, Inc., TIG Insurance Company, ORH Holdings Inc., Fairfax Financial (US) LLC, United States Fire Insurance Company and Fairfax Inc. are wholly owned subsidiaries of Fairfax. The principal office address of ORH Holdings Inc. and Fairfax Inc. is 300 First Stamford Place, Stamford, CT 06902 and of United States Fire Insurance Company is 305 Madison Avenue, P.O. Box 1943, Morristown, NJ 07962. The principal office address of Fairfax Financial (US) LLC, TIG Insurance Group, Inc. and TIG Insurance Company is 5205 North O’Connor Blvd., Irvine, TX 75039.

(2)	Based solely upon the Schedule 13G of Marshfield Associates filed with the Securities and Exchange Commission on February 14, 2006 by the listed stockholder. The principal business address of Marshfield Associates is 21 DuPont Circle, NW, Washington DC 20036.

(3)	Shares subject to options currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Such shares are included for Messrs. Dowd — 15,000, Barnard — 55,000, Wacek — 21,000, Narciso — 9,500, Smith — 10,500, Bennett — 3,750, Griffiths — 5,000, Sweitzer — 3,750 and Hartog — 5,000, all of which options are exercisable within 60 days of March 10, 2006.

(4)	Includes restricted shares issued under our restricted share plan.

(5)	Includes approximately 55,556 shares purchased in our initial public offering using $1 million loaned by us on an interest free basis. See “Certain Relationships and Related Transactions — Management Indebtedness.”

(6)	Includes 5,000 shares held by Fourfourtwo Investments Limited, a company controlled by Mr. Griffiths.

(7)	As previously disclosed, we have agreed to award Mr. Giammarco shares of restricted stock under the Restricted Share Plan upon the final execution of his employment agreement with us, which is expected during the second quarter of 2006 (the “date of grant”). The restricted stock will have a fair market value of $1,500,000 on the date of grant; twenty percent of the restricted shares will vest on the date of grant, and twenty percent will vest on each of March 31, 2007, March 31, 2008, March 31, 2009 and March 31, 2010. All vesting of restricted shares is subject to continued service through the applicable vesting date.
Independent Registered Public Accounting Firm
      The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered accounting firm to audit our consolidated financial statements for the 2006 fiscal year. PricewaterhouseCoopers LLP has served as our independent accountants since our incorporation in March 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will be given the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions from the stockholders.
Audit Fees
      PricewaterhouseCoopers LLP has billed us $4,665,000 and $2,912,000 in fiscal years 2005 and 2004, respectively, relating to professional services rendered for the audits of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q, services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, and attestation of managements assessment of our internal control over financial reporting.
Audit-Related Fees
      PricewaterhouseCoopers LLP has billed us $284,000 in 2005, for services rendered in connection with our sale of $125 million aggregate principal amount of 6.875% senior notes due 2015, and for our sale of

4,100,000 shares of common and 4,000,000 shares of preferred stock in the fourth quarter of 2005. PricewaterhouseCoopers LLP billed us $0 in 2004.
Tax Fees
      PricewaterhouseCoopers LLP has billed us $238,000 in 2005 and $106,000 in 2004, in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for domestic and international tax compliance and assistance with preparation of tax returns, tax advice, and tax planning.
All Other Fees
      PricewaterhouseCoopers LLP has billed us $16,000 in 2005 and $23,000 in 2004, in the aggregate, for products and services provided by PricewaterhouseCoopers LLP, other than the services reported above in the sections captioned “Audit Fees”, “Audit-Related Fees” and “Tax Fees”. These fees for 2005 and 2004 are related principally to providing information to the Insurance Department auditors with respect to the state insurance exams and other actuarial services.
      The Audit Committee has considered whether PricewaterhouseCoopers LLP’s provision of services other than audit services is compatible with maintaining the independence of our outside auditors, and has found the provision of such services to be compatible with the auditor independence requirements.
Proposal No. 2 — Extension of the Odyssey Re Holdings Corp.
Long-Term Incentive Plan
Approval of the Amended and Restated Odyssey Re Holdings Corp. Long-Term Incentive Plan
      The Odyssey Re Holdings Corp. Long-Term Incentive Plan (the “LTIP”), was adopted by our board of directors and approved by our stockholders on May 23, 2001. The LTIP generally permits the compensation committee to provide annual cash awards to certain employees upon the attainment of performance goals established by our compensation committee. The LTIP expires pursuant to its terms on December 31, 2006.
      Our board of directors has unanimously approved, subject to stockholder approval, the adoption of the Amended and Restated Odyssey Re Holdings Corp. Long-Term Incentive Plan (the “Amended LTIP”). Because the LTIP is scheduled to expire on December 31, 2006, we need stockholder approval to extend the LTIP in order to continue to grant awards that qualify as “performance-based compensation” under Section 162(m) of the Code. Section 162(m) precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless, in addition to other requirements, the compensation is payable based on satisfaction of performance objectives previously approved. The affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting (at which a quorum is present) is required to approve the Amended LTIP.
      The Amended LTIP is identical to the LTIP except that the Amended LTIP expires on December 31, 2011.
      The following general description of the material features of the Amended LTIP is qualified in its entirety by reference to the LTIP plan document. A copy of the Amended LTIP has been concurrently filed with the Securities and Exchange Commission although it is not part of this Proxy Statement. The LTIP was previously filed as an exhibit to Amendment No. 3 to our Registration Statement on Form S-1 (No. 333-57642), filed with the Securities and Exchange Commission on June 7, 2001. Copies of either plan document may be obtained at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy, at prescribed rates, either of these plan documents at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Securities and Exchange Commission’s Public Reference Room.

Amended and Restated Odyssey Re Holdings Corp. Long-Term Incentive Plan
Purpose
      The purposes of the Amended LTIP are to (i) provide competitive compensation opportunities based on corporate and individual performance, and (ii) enhance our ability to attract, retain and motivate the highest caliber employees.
Administration
      The Amended LTIP is administered by our compensation committee, and any such officer or employee as the compensation committee may designate to administer the procedural aspects of the Amended LTIP.
      The compensation committee will have full authority to (i) administer the Amended LTIP, (ii) select participants from among eligible individuals, (iii) grant awards under the Amended LTIP according to such terms and conditions as it deems appropriate, (iv) interpret the Amended LTIP, and adopt, amend and rescind rules and regulations thereunder, (v) correct any defects in the Amended LTIP or the terms of any award granted thereunder, and (vi) make any other necessary determinations and take all actions advisable for the implementation and administration of the Amended LTIP. Subject to certain limitations, the compensation committee may from time to time delegate some of its authority to one or more of our officers or employees.
Plan Term
      The Amended LTIP will remain in effect until December 31, 2011. (The LTIP expires on December 31, 2006.)
Eligibility
      Any employee who is recommended by the CEO and approved by the compensation committee may participate in the Amended LTIP. Generally, employees at the assistant secretary level and above are eligible to participate. The approximate number of individuals currently eligible to participate in the Amended LTIP is 176.
Awards
      Target cash awards may be granted to participants under the Amended LTIP. The maximum award that may be granted to any participant in any calendar year is $12,500,000. The final value of an award granted to a participant will be based on the achievement of performance goals as determined by our compensation committee, which may include, without limitation, any combination of financial, non-financial and individual performance goals. Prior to the beginning of each plan year, or within 90 days from the beginning of such plan year, our compensation committee will approve the performance goals for the plan year. Generally, we utilize a combined ratio, which is a combination of an underwriting expense ratio and a claims/claims adjustment expense ratio as a financial performance measure under our long-term incentive plan to determine the applicable performance goals.
      Under the Amended LTIP, final awards are to be paid to participants within 120 days of the end of the plan year, or may be deferred to any of our deferred compensation arrangements at the discretion of the compensation committee. Generally, we pay cash bonuses under this plan within three months from the end of the prior calendar year, except that vesting and payment of the incremental difference arising from outperforming the combined ratio target or similar target incentive award for such plan year are deferred two years, and then are paid as a lump sum.
      Generally, upon a participant’s termination of employment due to reaching retirement age, death or disability, or upon transferring to an affiliate company of ours, such participant (or his or her estate, if applicable) will be entitled to receive a pro-rated award under the plan based on the bonuses they would have been entitled to receive under the plan had they remained employed for the full year.
Amendment and Termination
      Our board of directors, or the compensation committee, may amend or terminate the Amended LTIP at any time, except as would adversely affect the previously-earned rights of any participant to an award under the Amended LTIP.

Federal Tax Consequences
      Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless the compensation is based upon performance objectives meeting certain regulatory criteria and the terms of the compensation are approved by the corporation’s stockholders. The Amended LTIP provides that all awards granted thereunder are subject to the achievement of pre-determined performance goals. The maximum amount payable pursuant to awards granted to an executive officer is determined based on satisfaction of one or more of the following performance measures: (a) a combined ratio, which is a combination of an underwriting expense ratio and a claims/claims adjustment expense ratio, (b) earnings before interest, taxes, depreciation, and amortization, (c) earnings before interest and taxes, (d) return on investment, (e) return on net assets, (f) return on invested capital, (g) return on equity, (h) underwriting profit, (i) profit before taxes, (j) profit margin, (k) net operating profit after taxes, (l) cash value added, (m) revenue growth, (n) cash-flow return on investment, (o) economic value added, (p) expense management, (q) customer satisfaction, (r) quality, (s) human resources management, and (t) development and execution of strategic initiatives. If our stockholders approve the Amended LTIP, we will be able to continue to pay cash awards to executive officers that are fully deductible under Section 162(m).
Other Information
      Because the grant of an award under the Amended LTIP is in the discretion of our compensation committee, future awards cannot be determined in advance and are not determinable as of the date of this Proxy Statement. The table below shows awards granted under the LTIP for the 2005 fiscal year.
Long-Term Incentive Plan

Name and Position	Year of Grant	Award Value ($)

Andrew A. Barnard	2005	—
President and Chief Executive Officer

Michael G. Wacek	2005	$100,000
Executive Vice President

Robert Giammarco	2005	$300,000
Executive Vice President and Chief Financial Officer

Anthony J. Narciso, Jr.	2005	$75,000
Senior Vice President and Controller

Donald L. Smith	2005	$75,000
Senior Vice President, General Counsel and Corporate Secretary

Executive Group	2005	$550,000

Non-Executive Director Group	2005	—

Non-Executive Officer Employee Group	2005	$3,532,117
      Our board of directors recommends you vote for the Amended and Restated Odyssey Re Holdings Corp. Long-Term Incentive Plan.
Certain Relationships and Related Transactions
      The Company has engaged in certain transactions, and is party to certain arrangements, with Fairfax and some of its affiliates.
Management Indebtedness
      We provided an interest-free loan of $1,000,000 to our President and Chief Executive Officer, Andrew A. Barnard, payable to the Company on August 31, 2006, to purchase shares of our common stock in our initial public offering in June 2001. The loan was secured by the shares of common stock Mr. Barnard purchased in our initial public offering in June 2001. Pursuant to our new employment contract with Mr. Barnard, entered on September 14, 2005, repayment of the then unpaid balance of the loan was waived, effective January 1, 2006.

Pledge of Assets on Behalf of Advent
      During the second quarter of 2004, Odyssey America pledged to the Society and Council of Lloyd’s the equivalent of £110 million of U.S. Treasury Notes (“the pledged assets”) on behalf of Advent Capital (Holdings) PLC (“Advent”) to support Advent’s underwriting activities for the 2001 to 2005 underwriting years of account. Advent is 46.8% owned by Fairfax and its affiliates, which includes 15.0% held by OdysseyRe. nSpire Re Limited (“nSpire Re”), a subsidiary of Fairfax, had previously pledged assets at Lloyd’s on behalf of Advent pursuant to a November 2000 agreement with Advent. Advent is responsible for the payment of any losses to support its underwriting activities and the capital resources of Advent are first available to support any losses prior to a draw down of Odyssey America’s pledged assets.
      In consideration of Odyssey America pledging the assets, nSpire Re agreed to pay Odyssey America a fee equal to 2% per annum of the pledged assets, which the Company considers to be representative of commercial market terms. The pledged assets continue to be owned by Odyssey America, and Odyssey America receives any investment income thereon. The securities are carried at fair value under total investments and cash in OdysseyRe’s financial statements and are classified as available for sale. As additional consideration for, and further protection of, the pledged assets, nSpire Re has provided Odyssey America with indemnification in the event of a draw down on the pledged assets. Odyssey America retains the right to withdraw the pledged assets at any time upon 180 days advance written notice to nSpire Re. nSpire Re retains the obligation to pledge assets on behalf of Advent. In any event, the placement of funds at Lloyd’s will automatically terminate effective no later than December 31, 2008 and any remaining funds at Lloyd’s will revert to Odyssey America at that time. In January 2006, Odyssey America received assets of approximately £38 million, representing a permanent reduction and unconditional release of such amount, prior to the stated termination date, following the deposit by Advent of £38 million in new funds at Lloyd’s. The capital resources of Advent, including its newly deposited funds at Lloyd’s are available first to support Advent’s underwriting activities. Following this return of assets, Odyssey America continues to have approximately £72.0 million pledged with Lloyd’s in support of Advent and will continue to receive a fee for these pledged assets. We believe that the financial resources of Advent provide adequate protection to support its liabilities in the ordinary course of business.
Blanket Assumption Endorsement Agreement
      Clearwater agreed to allow Ranger Insurance Company (“Ranger”), a subsidiary of Fairfax now known as Fairmont Specialty Insurance Company, to attach an assumption of liability endorsement of Clearwater to certain Ranger policies issued from July 1, 1999 to April 30, 2004, the effective termination date of the agreement. Should Ranger fail to meet its obligations, Clearwater is ultimately liable for any unpaid losses, pursuant to the terms of the endorsements. This arrangement enabled Ranger to provide additional security to its customers as a result of Clearwater’s financial strength ratings and capital resources. The agreement to provide the endorsements was provided by Clearwater while each company was 100% owned by Fairfax, and at the inception of the agreement, no consideration was received by Clearwater. Ranger paid Clearwater $0.1 million in 2004 in connection with this agreement. There were no amounts received from Ranger prior to 2004. The potential exposure in connection with these endorsements is currently estimated at $4.7 million, based on the subject policies’ outstanding case loss reserves as of December 31, 2005. Ranger has met and continues to meet all of its obligations, including those subject to this agreement, in the normal course of business, and Clearwater does not anticipate making any payments under this guarantee. The Company believes that the financial resources of Ranger provide adequate protection to support its liabilities in the ordinary course of business. In addition, Fairfax has indemnified Clearwater for any obligations under this agreement. The Company does not consider its potential exposure under this guarantee to be material to its liquidity and capital resources.
Guarantee of CTR
      As of July 14, 2000, Odyssey America agreed to guarantee the performance of all the insurance and reinsurance contract obligations, whether incurred before or after the agreement, of Compagnie Transcontinentale de Réassurance (“CTR”), a subsidiary of Fairfax, in the event CTR became insolvent and CTR was not otherwise indemnified under its guarantee agreement with a Fairfax affiliate. The guarantee, which was entered into while Odyssey America and CTR were each 100% owned by Fairfax, was provided by Odyssey America to facilitate the transfer of renewal rights to CTR’s business, together with certain CTR employees, to Odyssey America in

2000 in order to further expand the Company’s international reinsurance business. The guarantee was terminated effective December 31, 2001. There were no amounts received from CTR under the guarantee, and the Company did not provide any direct consideration for the renewal rights to the business of CTR. CTR was dissolved and its assets and liabilities were assumed by subsidiaries of Fairfax that have the responsibility for the run-off of its liabilities. Although CTR’s liabilities were assumed by Fairfax subsidiaries, the guarantee only pertains to those liabilities attaching to the policies written by CTR. Fairfax has indemnified Odyssey America for all its obligations under its guarantee. The Company believes that the financial resources of the Fairfax subsidiaries that have assumed CTR’s liabilities provide adequate protection to satisfy the obligations that are subject to this guarantee. The Company does not expect to make payments under this guarantee and does not consider its potential exposure under this guarantee to be material to its liquidity and capital resources.
Guarantee of Falcon
      Odyssey America agreed, as of April 1, 2002, to guarantee the payment of all of the insurance contract obligations (the “Subject Contracts”), whether incurred before or after the agreement, of Falcon Insurance Company (Hong Kong) Limited (“Falcon”), a subsidiary of Fairfax Asia, in the event Falcon becomes insolvent. OdysseyRe holds a 44.0% economic interest in Fairfax Asia. The guarantee by Odyssey America was made to assist Falcon in writing business through access to Odyssey America’s financial strength ratings and capital resources. Odyssey America is paid a fee for this guarantee of one percent of all gross premiums earned associated with the Subject Contracts on a quarterly basis. Odyssey America was given the option to reinsure a portion of the business written by Falcon. The option was not exercised and terminated on December 31, 2005. For the years ended December 31, 2005 and 2004, Falcon paid $0.6 million and $0.6 million, respectively, to Odyssey America in connection with this agreement. Odyssey America’s potential exposure in connection with this agreement is estimated to be $47.5 million, based on Falcon’s loss reserves at December 31, 2005. Falcon’s shareholders’ equity on a U.S. GAAP basis is estimated to be $35.4 million as of December 31, 2005. Fairfax has agreed to indemnify Odyssey America for any obligation under this agreement. The Company believes that the financial resources of Falcon provide adequate protection to support its liabilities in the ordinary course of business. The Company anticipates that Falcon will meet all of its obligations in the normal course of business and does not expect to make any payments under this guarantee. The Company does not consider its exposure under this guarantee to be material to its liquidity and capital resources.
Investment Agreements
      The Company’s subsidiaries have entered into investment management agreements with Fairfax and its wholly-owned subsidiary, Hamblin Watsa Investment Counsel Ltd. These agreements provide for an annual base fee of 0.20% (20 basis points), calculated and paid quarterly based upon the subsidiary’s average invested assets for the preceding three months. The agreements also include incentive fees of 0.10% (10 basis points), which are payable if realized gains exceed 1% of the average investment portfolio in any given year, subject to cumulative realized gains on investments exceeding 1% of the average investment portfolio. Additional incentive fees are paid based upon the performance of the subsidiary’s equity portfolio equal to 10% of the return on equities (subject to an annual maximum) in excess of the Standard & Poor’s 500 index plus 200 basis points, provided that the equity portfolio has achieved such excess on a cumulative basis. If the performance of the equity portfolio does not equal or exceed this benchmark in a given year, the annual base fee is reduced to 0.18% (18 basis points). The aggregate annual investment management fee payable by each subsidiary, including incentive fees, is capped at 0.40% (40 basis points) of its investment portfolio with any excess amounts carried into the following year. These agreements may be terminated by either party on 30 days’ notice. For the years ended December 31, 2005 and 2004, total fees, including incentive fees, of $16.2 million and $7.5 million, respectively, are included in the consolidated statements of operations.
Fairfax Insurance Coverage
      Fairfax purchases and maintains directors’ and officers’ liability insurance for the directors and officers of Fairfax and its subsidiaries, including us. This insurance forms part of a blended insurance program which provides a combined aggregate limit of liability of approximately $150,000,000.

Registration Rights
      In 2001 we entered into a registration rights agreement with TIG Insurance Company (“TIG”) and ORH Holdings Inc. (“ORH Holdings”). The registration rights agreement includes rights to require us to register the offer and sale of shares of our common stock held by TIG and ORH Holdings on up to three different occasions. The registration rights agreement also includes the right to require us to include our common stock held by TIG and ORH Holdings in up to three future registration statements that we file with the Securities and Exchange Commission. We also provide TIG and ORH Holdings with the right to participate in any securities offerings by us in order to maintain their percentage ownership. These rights are subject to various conditions and limitations. We bear all expenses incurred in connection with these registrations, other than any underwriting discounts and commissions. Registration of shares of common stock upon the exercise of these registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933.
Tax Sharing Arrangements
      Prior to our initial public offering, Odyssey America and its subsidiaries (“Odyssey Group”) were included in the consolidated federal income tax returns of Fairfax Inc., as well as the consolidated or combined state income or franchise tax returns of Fairfax Inc. Prior to the completion of our initial public offering, OdysseyRe, on behalf of itself and Odyssey Group, entered into a tax allocation agreement with Fairfax Inc. covering taxable periods in which Odyssey Group was included in the consolidated or combined federal or state tax return filed by Fairfax Inc. Under the tax allocation agreement, for periods in which Odyssey Group is included in the consolidated or combined federal or state tax returns filed by Fairfax Inc., Odyssey Group will be allocated its share of the group’s tax liability generally determined as if Odyssey America and its subsidiaries each had filed federal and state tax returns on a separate company basis.
      Effective June 19, 2001, the date of the company’s initial public offering, through March 3, 2003, the Company and its United States subsidiaries filed a separate consolidated tax return. On March 4, 2003, Fairfax increased its interest in OdysseyRe to approximately 81.0%, enabling OdysseyRe to be included in Fairfax Inc.’s consolidated federal tax returns again. Accordingly, OdysseyRe is subject to obligations under the tax allocation agreement described above for taxable periods in which OdysseyRe is included in the consolidated or combined federal or state tax return filed by Fairfax Inc.
Tax Services Arrangements
      Each of Odyssey America, Clearwater, Clearwater Select, Hudson, Hudson Specialty and OdysseyRe have entered into tax services agreements with Fairfax Inc. Under the agreements, we obtain tax consulting and compliance services from Fairfax. The fees under the agreements are payable quarterly and include a variable fee component that includes third party outside fees incurred on behalf of us. Upon mutual agreement by both parties, the quarterly base fee may be adjusted for changes in services provided or costs incurred. The fees paid in 2005 were $0.5 million. The agreements are automatically renewed each January 1st for successive one year terms unless terminated earlier as provided for under the agreements. The agreements may be terminated without cause by either party giving the other party 90 days’ written notice. The fees payable under the agreements are approximately equivalent to Fairfax’s cost in providing these services.
Stop Loss Agreement
      We are the beneficiary of the 1995 stop loss reinsurance agreement with nSpire Re (the “1995 Stop Loss Agreement”). The 1995 Stop Loss Agreement was originally entered into with Skandia Insurance Company Ltd. in conjunction with the purchase of Clearwater in 1996. In January 1999, the liabilities under the contract were assigned by Skandia to nSpire Re. Pursuant to the agreement, we ceded premium of $60.5 million in 1995 for protection of $175.0 million in excess of Clearwater’s December 31, 1995 reserves for net unpaid losses and loss adjustment expenses and reserves for uncollectible reinsurance. We account for the 1995 Stop Loss Agreement as retroactive reinsurance. We ceded losses of $17.5 million to the agreement in each of the years ended December 31, 2005, 2004 and 2003, which are deferred over the estimated remaining settlement period. The income before income taxes reflected in our statements of operations related to the amortization of the cumulative deferred gain under the 1995 Stop Loss Agreement for the years ended December 31, 2005, 2004 and 2003 is $6.2 million, $8.8 million and $11.0 million respectively. The remaining deferred amortization included in our consolidated balance sheet for the years ended December 31, 2005, 2004 and 2003 is $45.6 million, $39.3 million, and $30.5 million, respectively. Reinsurance recoverables on paid and unpaid losses related to this agreement were $129.4 million and $118.2 million, as of December 31, 2005 and 2004, respectively, and are reflected in the Company’s consolidated balance sheets, fully secured by letters of credit and cash. As of December 31, 2005, we have utilized the full limit of this cover.
Other Related Party Transactions
      For the years ended December 31, 2005 and 2004, OdysseyRe paid $0.3 million and $0.3 million of intranet fees, respectively, to MFXchange Holdings Inc. (“MFX”), an affiliate. MFX is 100% owned by Fairfax and its affiliates, including 7.4% by OdysseyRe.
      For the years ended December 31, 2005 and 2004, respectively, OdysseyRe made charitable contributions of $0.7 million and $2.8 million related to Sixty Four Foundation, a not-for-profit entity affiliated with Fairfax.
      In connection with the acquisition of Overseas Partners US Reinsurance Company (now known as Clearwater Select Insurance Company), we incurred a $2.5 million pre-tax expense for each of the years ended December 31, 2005 and 2004, to RiverStone Group LLC (“RiverStone”), an affiliate, for services RiverStone provided to us, in connection with the acquisition.
      In connection with the 2004 sale of Old Lyme Insurance Company, Ltd. (“OLIC”) by an affiliate of the Company to an unrelated entity, OdysseyRe provided a loan to the unrelated entity in the amount of $9.0 million to finance the transaction. This loan has a term of five years, bears interest at a rate of prime plus 3% and is collateralized by the shares of OLIC’s common stock. The balance of the loan was $7.3 million as of December 31, 2005 and has been reduced to $4.1 million as of March 2006 following a $3.2 million principal payment in February 2006.

Deadline for Receipt of Stockholder
Proposals for 2007 Annual Meeting
      If you would like to submit a proposal for our 2007 annual meeting to be included in our proxy statement and form of proxy for our 2007 annual meeting, the proposal must be received by November 24, 2006. You should address your proposal to Donald L. Smith, Senior Vice President, General Counsel and Corporate Secretary, Odyssey Re Holdings Corp., 300 First Stamford Place, Stamford, Connecticut 06902.
      If you would like to submit a proposal for a meeting of stockholders other than a regularly scheduled annual meeting, the proposal must be received within a reasonable time before we begin to print and mail our proxy materials in relation to that meeting.
      A notice of a stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely unless such notice is submitted to OdysseyRe no later than December 22, 2006.

By Order of the Board of Directors of
Odyssey Re Holdings Corp.

Donald L. Smith
Senior Vice President, General Counsel and
Corporate Secretary

Report of the Audit Committee
      The management of Odyssey Re Holdings Corp. (the “Company”) has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.
      The Company’s independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discusses with the Audit Committee any issues it believes should be raised with us.
      This year, we reviewed the Company’s audited financial statements and met separately with both management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, to discuss and review those financial statements and reports prior to issuance. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
      We have received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. We also discussed with PricewaterhouseCoopers LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accounts to the extent applicable. We have implemented a procedure to monitor auditor independence and discussed with the auditors their independence.
      Based on these reviews and discussions, we recommended to the board of directors of the Company that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.
Frank B. Bennett
Anthony F. Griffiths
Robbert Hartog
Brandon W. Sweitzer

Report of the Compensation Committee of the Board
on Executive Compensation
Overview
      The Compensation Committee is a standing committee of our board of directors, comprised of directors who are independent of our management, as determined by our board of directors based on the listing standards of the NYSE. In addition, all of the members of the Compensation Committee are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The primary objective of the Compensation Committee is to oversee, administer, review and approve compensation for our executive officers and directors, make recommendations to the board of directors with respect to non-Chief Executive Officer compensation, incentive compensation plans and equity-based plans, and review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate the performance of our Chief Executive Officer in light of those goals and objectives, and determine and approve the compensation of the Chief Executive Officer based on such evaluation. The Compensation Committee operates under a written charter adopted by the board of directors to reflect the NYSE rules for compensation committees. A copy of the charter is available on our website, www.odysseyre.com.
Executive Compensation Philosophy
      The Compensation Committee has designed our executive compensation program to align our compensation practices with the achievement of our financial goals and key business objectives. We seek to link certain components of executive compensation to the achievement of certain pre-determined individual and company performance goals.
Components of Executive Compensation
      The compensation for our executive officers generally consists of base salary, annual bonus incentive, restricted stock and stock option awards. The Compensation Committee assesses the past performance and/or anticipated future contribution of each executive officer in establishing the total amount and mix of each element of compensation.
Base Salary
      The salaries of Messrs. Barnard, our President and Chief Executive Officer (“CEO”) and Wacek, our Executive Vice President, in 2005 were based upon employment agreements we have entered into with each such executive officer and amounted to $1,000,000 and $500,000, respectively. The salary of Mr. Giammarco, our Executive Vice President and Chief Financial Officer, in 2005 was based upon an annual salary of $450,000. The salaries of our executive officers who do not have employment agreements are determined annually by the Compensation Committee and annual base salary increases for all executives (including those with employment agreements) will be determined by an evaluation of factors which may include individual performance and comparisons with salaries paid at comparable companies in our industry.
      The Compensation Committee places considerable weight upon the recommendations of the CEO in determining the compensation of our other executive officers. However, all awards of compensation, for the CEO and the other executive officers, are ultimately based upon the Compensation Committee’s judgment regarding the individual executive officer’s performance and are made to reflect our compensation philosophy for executive officers. In this regard, the Compensation Committee takes into account whether each particular payment or award would provide an appropriate reward and incentive for his or her contribution to our long-term profit performance and return to our stockholders.
Long-Term Incentive Plan
      The Odyssey Re Holdings Corp. Long-Term Incentive Plan (“Long-Term Incentive Plan”) permits the Compensation Committee to provide annual cash awards to certain employees upon the attainment of certain pre-determined performance goals established by the Compensation Committee. Generally, employees at the assistant secretary level and above are eligible to participate in the plan. Performance goals may include, without limitation, any combination of financial, nonfinancial and individual performance goals. Prior to the beginning of each plan year, or within 90 days from the beginning of such plan year, the Compensation Committee will approve the performance goals for the plan year. We utilize a combined ratio, which is a combination of an underwriting expense ratio and a claims/claims adjustment expense ratio, as a financial performance measure under our Long-Term Incentive Plan to determine the applicable performance goals.
      We have established the goals and measurements associated with the Long-Term Incentive Plan to align executive pay with achievement of our critical strategies and operating goals and the satisfaction of certain pre-determined performance goals. The target bonuses for executive officers were set at 100% of base salary for the Chief Executive Officer and ranged from 50% to 100% of base salary for other executive officers.
      Bonus opportunities with respect to fiscal year 2005 were based upon each executive officer’s position and the degree to which we achieved certain pre-determined performance goals related to our loss and loss adjustment expense ratio, underwriting expense ratio, and combined ratio. Under the Long-Term Incentive Plan in fiscal year 2005, Mr. Barnard, as CEO, was paid a bonus of $0, representing a 100% decrease from his bonus paid with respect to fiscal year 2004. The other executive officers were paid bonuses ranging from approximately 20% to 66% of base salary, representing, in the aggregate, a 35% decrease from the aggregate bonuses paid to such officers with respect to fiscal year 2004.
Restricted Stock and Stock Option Awards
      Awards of shares of restricted stock and stock options are designed to align the interests of our executive officers with the long-term interests of our stockholders. The Compensation Committee believes that awards of shares of restricted stock and stock options directly motivate our executive officers to maximize long-term stockholder value. The shares of restricted stock and stock options also utilize staggered vesting periods in order to encourage these key employees to continue in our employ. The Compensation Committee determines the number of shares of restricted stock and stock options to be granted based upon factors including our business plans, the executive’s level of responsibility, compensation level, and individual performance. The Compensation Committee granted shares of restricted stock to the executive officers for fiscal year 2005 valued, as of March 10, 2006, in the following amounts: Mr. Barnard $500,000; Mr. Wacek $100,000; Mr. Giammarco $300,000; Mr. Narciso $25,000 and Mr. Smith $25,000.
CEO’s Compensation
      On June 30, 2005 we entered into an employment agreement with Mr. Barnard that provides Mr. Barnard with an annual base salary of $1,000,000. Payments and benefits to Mr. Barnard under his new employment agreement included, among others, an immediate accelerated payment of the $6,000,000 cash bonus Mr. Barnard was entitled to receive on August 31, 2006 under his prior employment agreement; a grant of shares of restricted stock with an initial value of $5,000,000 that vests as to 20% of the shares annually each June 30, subject to continued service, commencing on June 30, 2006; and the waiver of repayment with respect to a $1,000,000 promissory note payable to us, effective January 1, 2006. Pursuant to his prior agreement, Mr. Barnard received a salary of $1,000,000 during fiscal year 2005, the same annual base salary he received in fiscal year 2004. For fiscal year 2005, Mr. Barnard received no cash bonus pursuant to the Long-Term Incentive Plan and was granted shares of restricted stock with a value of $500,000 (as of March 10, 2006) pursuant to the Odyssey Re Holdings Corp. Restricted Share Plan. In determining Mr. Barnard’s compensation, the Compensation Committee considered our performance and relative stockholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies, and the awards given to Mr. Barnard in past years. We consider Mr. Barnard’s level of pay and bonus appropriate, based on Mr. Barnard’s individual performance as well as our financial and non-financial measures in fiscal year 2005.
Policy Regarding Section 162(m) of the Internal Revenue Code
      Section 162(m) of the Code limits the deductibility of certain compensation payments by a company to its CEO or any of its four other highest paid executive officers. This section also provides for certain exemptions to the limitations, specifically for compensation that is performance based within the meaning of Section 162(m). The Compensation Committee has generally endeavored to structure our executive compensation plans to achieve deductibility under Section 162(m) with minimal sacrifice in flexibility and objectives. However, deductibility is not the sole factor used in designing and determining appropriate compensation. The Compensation Committee may, in its discretion, enter into compensation arrangements that are not deductible under Section 162(m) if it determines that compliance with Section 162(m) is not in our best interest or the best interests of our stockholders.
Conclusion
      The Compensation Committee believes that long-term stockholder value is enhanced by company and individual performance and achievement. The compensation plans that the Compensation Committee has adopted for our executive officers are based on achievement of performance goals, as well as competitive pay practices. The Compensation Committee believes that one of its most important functions in serving the interests of the stockholders is to attract, motivate and retain talented executive officers in this competitive environment. In this regard, equity compensation in the form of awards of shares of restricted stock and stock options is vital to this objective and, therefore, to the long-term success of OdysseyRe.
      The foregoing report on executive compensation for fiscal year 2005 is provided by the undersigned members of the Compensation Committee of the board of directors.
Frank B. Bennett
Anthony F. Griffiths
Robbert Hartog
Brandon W. Sweitzer

Performance Graph
      The following graph compares the cumulative total return to stockholders of OdysseyRe (assuming reinvestment of dividends) from June 14, 2001, the date when our shares were first traded on the NYSE, through December 31, 2005, with the cumulative total return of the Standard & Poor’s 500 Property & Casualty Insurance Index and the cumulative total return of the Standard & Poor’s 500 Composite Index.
Cumulative Total Return to Stockholders
Value of $100 Invested on June 14, 2001(1)(2)

	June 14,	December 31,	December 31,	December 31,	December 31,	December 31,
	2001	2001	2002	2003	2004	2005

OdysseyRe	$100	$103.06	$103.67	$132.76	$149.18	$149.15

S&P 500 Property & Casualty	$100	$89.67	$79.79	$100.87	$111.38	$110.54

S&P 500 Index	$100	$94.79	$73.84	$95.02	$105.36	$128.21

(1)	Assumes $100 invested on June 14, 2001 in shares of OdysseyRe common stock, the Standard & Poor’s 500 Property & Casualty Insurance Index, and the Standard & Poor’s 500 Composite Index.

(2)	Based on the closing price of shares of OdysseyRe common stock on the dates shown on the NYSE and on information provided by Standard and Poor’s.

ODYSSEY RE HOLDINGS CORP.
This Proxy is solicited on behalf of the Board of Directors
      Andrew A. Barnard and Robert Giammarco, and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution to vote and act as proxy with respect to all shares of Common Stock, $.01 par value, of ODYSSEY RE HOLDINGS CORP. (the “Company”) standing in the name of the undersigned on the Company’s books at the close of business on March 1, 2006, at the Annual Meeting of Stockholders to be held at The Westin Hotel, One First Stamford Place, Stamford, Connecticut 06902 at 2:00 p.m., local time, on April 28, 2006, or at any adjournment(s) or postponement(s) thereof, as follows on the reverse side.
      The powers hereby granted may be exercised by either of said attorneys or proxies or their substitutes present and acting at the above-described Annual Meeting of Stockholders or any adjournment(s) thereof, or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.
      This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2.
(Continued and to be signed on reverse side)

ODYSSEY RE HOLDINGS CORP.
P.O. Box 11086
New York, New York 10203-0086

IF YOU CONSENTED TO RECEIVE PROXY MATERIALS VIA THE INTERNET,
ODYSSEY RE HOLDINGS CORP.’S PROXY STATEMENT AND ANNUAL REPORT
ARE AVAILABLE ON ITS WEBSITE AT: WWW.ODYSSEYRE.COM
Please Mark, Sign, Date, and Return the Proxy Promptly Using the Enclosed Envelope.
Votes MUST be indicated (x) in Black or Blue ink.  ☒
The board of directors recommends a vote “FOR” each of the proposals.

1.	ELECTION OF DIRECTORS: FOR ALL ☐ WITHHOLD FOR ALL ☐ *EXCEPTIONS ☐
Nominees: V. Prem Watsa, James F. Dowd, Andrew A. Barnard, Frank B. Bennett, Peter M. Bennett, Anthony F. Griffiths, Samuel A. Mitchell, Brandon W. Sweitzer, Paul M. Wolff
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the space provided below.)
*Exceptions

2.	To approve the extension of the Odyssey Re Holdings Corp. Long-Term Incentive Plan.
            FOR  ☐    AGAINST  ☐    ABSTAIN  ☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

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Annual Reports and Proxy Statements (Electronic Distribution), please mark this box.	☐

To include any comments, please mark this box.	☐
SCAN LINE
(Please sign proxy as name appears on corporate records. Joint owners should each sign personally. Trustees and other signing in a representative capacity should indicate the capacity in which they sign.)
Date             Share Owner sign here                           Co-Owner sign here

Appendix A
ODYSSEY RE HOLDINGS CORP.
AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
SECTION 1. — ESTABLISHMENT AND PURPOSE
      1.1 Effective Date and Establishment of the Plan. Odyssey Re Holdings Corp., a Delaware corporation, and any successor thereto (the “Company”), hereby establishes the Amended and Restated Odyssey Re Holdings Corp. Long-Term Incentive Plan, as amended from time to time (the “Plan”) to permit the awarding of bonuses to Employees (as such term is defined below), based on the achievement of certain pre-established performance goals.
      Subject to approval by the stockholders of the Company, the Plan, which became effective as of May 23, 2001 shall continue until December 31, 2011, unless extended by re-approval of stockholders obtained prior to such time or unless earlier terminated by the Company pursuant to Section 10. No bonus shall be made pursuant to the Plan after its termination date; provided that bonuses granted prior to the termination date may extend and be paid beyond that date.
      1.2 Purpose. The purposes of the Plan are to (i) provide competitive compensation opportunities based on corporate and individual performance, and (ii) enhance the Company’s ability to attract, retain and motivate the highest caliber employees.
      The Plan is intended to secure the full deductibility of incentive awards payable to the Executive Officers (as such term is defined below). All compensation payable under this Plan to Executive Officers is intended to be deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended.
SECTION 2. — DEFINITIONS
      As used in the Plan, the following terms shall have the meanings set forth below (unless otherwise expressly provided).
      “Award Opportunity” means the various levels of incentive awards which a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1.
      “Base Salary” shall mean the regular base salary earned by a Participant during the Plan Year prior to any salary reduction contributions made to any of the Company’s deferred compensation plans, except as otherwise determined by the Committee in its sole discretion.
      “Board” or “Board of Directors” means the Board of Directors of the Company.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Committee” means the Compensation Committee of the Board, provided that the committee shall consist of two (2) or more individuals, appointed by the Board to administer the Plan, pursuant to Section 3, who are “outside directors” to the extent required by and within the meaning of Section 162(m) of the Code, as amended from time to time.
      “Deferred Award” shall mean, for any Plan Year, that portion of a Participant’s Final Award that exceeds his or her Target Incentive Award for such Plan Year.
      “Disability” shall have the same meaning as such term or similar term is defined in the Company’s long-term disability plan applicable to the Participant, and shall be as determined in accordance with the terms and conditions of such plan.
      “Effective Date” means the date the Plan becomes effective, as set forth in Section 1.1 herein.
      “Employee” means an employee of the Company, or a Subsidiary that is participating in the Plan, who is employed at the level of assistant vice president or above and is recommended by the Chief Executive Officer of the Company, and is approved by the Committee for participation in the Plan.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

      “Executive Officer” shall mean an executive officer as set forth in Section 162(m) of the Code or any other executive officer designated by the Committee for purposes of exempting distributions under the Plan from Section 162(m)(3) of the Code.
      “Final Award” means the actual award (including, without limitation, any Deferred Award) earned during a Plan Year by a Participant, as determined by the Committee after the end of such Plan Year.
      “Financial” shall mean the corporate financial performance of the Company.
      “Non-financial” shall mean the non-financial performance of the Company’s operations designated as such by the Chief Executive Officer and approved by the Committee for purposes of the Plan, such as a business unit, organizational unit, division or other such segmentation.
      “Participant” means an Employee who is participating in the Plan pursuant to Section 4.
      “Plan Year” means the Company’s fiscal year, commencing on each January 1 and ending on December 31.
      “Retirement” means, with respect to any Participant, resignation or termination of employment after attainment of an age regarded by the Company or, if applicable, a Subsidiary as the normal retirement age for its employees in general, based upon the Company or the Subsidiary’s normal employment and related policies and practices.
      “Subsidiary” means any (i) corporation if fifty percent (50%) or more of the total combined voting power of all classes of stock is owned, either directly or indirectly, by the Company or another Subsidiary or (ii) limited liability company if fifty percent (50%) or more of the membership interests is owned, either directly or indirectly, by the Company or another Subsidiary.
      “Target Incentive Award” means the award to be paid to a Participant when performance measures are achieved, as established by the Committee.
SECTION 3 — ADMINISTRATION
      The Plan shall be administered by the Committee. Except with respect to the matters that under Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e) are required to be determined or established by the Committee to qualify awards under the Plan as qualified performance-based compensation, the Committee shall have the power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.
      The Committee shall employ such legal counsel, independent auditors and consultants as it deems appropriate for the administration of the Plan and shall be entitled to rely in good faith upon any report, calculation or other information furnished to it by any officer or employee of the Company or from the financial, accounting, legal or other advisers of the Company.
      Subject to the limitations set forth herein, the Committee shall: (i) select from the Employees, those who shall participate in the Plan, (ii) grant Award Opportunities in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) make any and all factual determinations in connection with the administration and interpretation of the Plan, (vi) correct any defect or omission or reconcile any inconsistency in this Plan or in any Award Opportunity granted hereunder and (vii) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon all parties.
SECTION 4. — ELIGIBILITY AND PARTICIPATION
      4.1 Eligibility. Each Employee who is recommended by the Chief Executive Officer of the Company to participate in the Plan, and who is approved by the Committee, shall be eligible to participate in the Plan for such Plan Year, subject to the limitations of Section 7 herein.

      4.2 Participation. Participation in the Plan shall be determined annually by the Committee based upon the criteria set forth herein. Employees who are eligible to participate in the Plan shall be notified of the performance goals and related Award Opportunities for the relevant Plan Year, as soon as practicable.
      4.3 Partial Plan Year Participation. Except as provided in Section 9, in the event that an Employee becomes eligible to participate in the Plan subsequent to the commencement of a Plan Year, then such Employee’s Final Award shall be based on the Base Salary earned as an eligible Employee.
      4.4 No Right to Participate. No Participant or other Employee shall at any time have a right to participate in the Plan for any Plan Year, despite having participated in the Plan during a prior Plan Year.
SECTION 5. — AWARD DETERMINATION
      5.1 Performance Goals. Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety days from the beginning of such Plan Year), the Committee shall, in its sole discretion, approve or establish in writing the performance goals for that Plan Year. For any performance period that is less than twelve months, the performance goals shall be established before twenty-five percent (25%) of the relevant performance period has lapsed.
      Except as provided in Section 9, the performance goals may include, without limitation, any combination of Financial, Non-financial and individual performance goals, as determined by the Committee in its sole discretion. Performance measures and their relative weight may vary by job classification. After the performance goals are established, the Committee will align the achievement of the performance goals with the Award Opportunities (as described in Section 5.2 herein), such that the level of achievement of the preestablished performance goals at the end of the Plan Year will determine the amount of the Final Award. Except as provided in Section 9, the Committee also shall have the authority to exercise subjective discretion in the determination of Final Awards, as well as the authority to delegate the ability to exercise subjective discretion in this respect.
      The Committee also may establish one or more Company-wide performance goals which must be achieved for any Participant to receive an award for that Plan Year.
      The performance period with respect to which awards may be payable under the Plan shall generally be the Plan Year; provided, however, that the Committee shall have the authority and discretion to designate different performance periods under the Plan.
      5.2 Objective Compensation Formula. Prior to the beginning of each Plan year, or as soon as practicable thereafter (but in no event more than ninety days from the beginning of such Plan Year), the Committee shall, in its sole discretion, approve or establish in writing the objective compensation formula or standard for that Plan Year. Such objective compensation formula or standard shall be the method for computing the amount of compensation payable to the Participant if the performance goals are attained. The formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to a Participant.
      5.3 Award Opportunities. Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety days from the beginning of such Plan Year), the Committee shall establish an Award Opportunity for each Participant. Such Award Opportunity may vary in relation to the job classification of each Participant. Except as provided in Section 9, in the event a Participant changes job levels during a Plan Year, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job level during the Plan Year.
      5.4 Adjustment of Performance Goals. Except as provided in Section 9, the Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year, to the extent permitted by Code Section 162(m) and the regulations and interpretative rulings thereunder, if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them. Further, in the event of a Plan Year of less than twelve (12) months, the Committee shall have the right to adjust the performance goals and the Award Opportunities accordingly, in its sole discretion.
      5.5 Final Award Determinations. At the end of each Plan Year, Final Awards (including, without limitation, Deferred Awards) shall be computed for each Participant as determined by the Committee. Except as provided in Section 9, each such award shall be based upon (i) the Participant’s Target Incentive Award percentage, multiplied by his Base Salary, in whole or in part (or other pre-established objective compensation formula in accordance with Section 5.2), and (ii) the attainment of Financial, Non-financial and individual performance goals. Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of the pre-established Financial, Non-financial, and individual performance goals. Notwithstanding the foregoing, the Committee shall have, in its sole discretion, the right to reduce or eliminate the compensation or other economic benefit upon attainment of Financial, Non-financial and individual performance goals.
      5.6 Limitations. The amount payable to a Participant for any calendar year shall not exceed $12,500,000.
SECTION 6. — PAYMENT OF FINAL AWARDS
      6.1 Form and Timing of Payment. Within 120 days after the end of each Plan Year, the Committee shall certify in writing the extent to which the Company and each Participant has achieved the performance goals for such Plan Year, including the specific target objective(s) and the satisfaction of any other material terms of the awards, and the Committee shall calculate the amount of each Participant’s incentive award for the relevant period. Subject to Section 7, Final Award payments may be payable to the Participant, or to his estate in the case of death, in a single cash payment within 120 days after the end of each Plan Year or may be deferred to any of the Company’s deferred compensation plans or arrangements or in any other manner determined by the Committee, after the Committee, in its sole discretion, has certified in writing that the specified performance goals were achieved.
      6.2 Payment of Partial Awards. In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, compute and pay a partial award for the portion of the Plan Year that an Employee was a Participant.
      6.3 Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.
SECTION 7. — TERMINATION OF EMPLOYMENT
      7.1 Termination of Employment Due to Death, Disability, Retirement, or Transfer to an Affiliate Not Included in the Plan. In the event a Participant’s employment is terminated by reason of death, Disability, Retirement, or transfer to an affiliated company not participating in the Plan (as determined by the Committee in its sole discretion), the Final Award (including a Deferred Award) determined in accordance with Section 5.4 herein shall be reduced to reflect participation in the Plan prior to such termination only. In the case of a Participant’s Disability, termination of employment shall be deemed to have occurred on the date the Committee determines that the requirements of Disability have been satisfied.
      The Final Award (including a Deferred Award) thus determined shall be payable to such Participant at the time that the Final Awards (including Deferred Awards) for such Plan Year would otherwise be payable to active Participants.
      7.2 Termination of Employment for Other Reasons. In the event a Participant’s employment is terminated for any reason other than death, Disability, Retirement or transfer to an affiliated company not participating in the Plan (of which the Committee shall be the sole judge) prior to the payment date of a Final Award and/or Deferred Award, all of the Participant’s rights to such Final Award and/or Deferred Award shall be forfeited. However, the Committee, in its sole discretion, may pay a partial award for the portion of that Plan Year that the Participant was employed by the Company, as determined by the Committee in its sole discretion.
SECTION 8. — RIGHTS OF PARTICIPANTS
      8.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time or confer upon any Participant any right to continue in the employ of the Company.

      8.2 Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.
SECTION 9. — EXECUTIVE OFFICERS
      9.1 Applicability. The provisions of this Section 9 shall apply only to Executive Officers. In the event of any inconsistencies between this Section 9 and the other Plan provisions, the provisions of this Section 9 shall control.
      9.2 No Partial Plan Year Participation. An Executive Officer who first becomes eligible to participate in the Plan after the beginning of a Plan Year may participate in the Plan for the succeeding Plan Year.
      9.3 Award Determination. Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish the Target Incentive Award percentage for each Executive Officer and the performance goals for that Plan Year. The Committee shall choose the performance goals from among any combination of the Financial and Non-financial performance goals set forth in Schedule A and such individual performance goals as established by the Committee. The Committee may select one or more of the performance goals specified from Plan Year to Plan Year which need not be the same for each Executive Officer in a given year.
      At the end of the Plan Year and prior to payment of a Final Award, the Committee shall certify in writing the extent to which the performance goals and any other material terms were satisfied. Final Awards shall be computed for each Executive Officer based on (i) the Participant’s Target Incentive Award multiplied by his Base Salary and (ii) the Financial, Non-financial and individual performance goals (if applicable).
      Final Award amounts may vary above or below the Target Incentive Award based on the level of achievement of the pre-established Financial, Non-financial and individual performance goals.
      9.4 Non-adjustment of Performance Goals. Once established, performance goals shall not be changed during the Plan Year. Participants shall not receive any payout when the Company or Non-financial segment (if applicable) does not achieve at least minimum performance goals.
      9.5 Discretionary Adjustments. The Committee retains the discretion to eliminate or decrease the amount of the Final Award otherwise payable to a Participant.
      9.6 Possible Modification. If, on advice of the Company’s tax counsel, the Committee determines that Code Section 162(m) and the regulations thereunder will not adversely affect the deductibility, for federal income tax purposes, of any amount paid under the Plan by applying one or more of Sections 2, 4.3, 5.1, 5.2, 5.3, 5.4 or 5.5 to an Executive Officer without regard to the exceptions to such Section or Sections contained in this Section 9, then the Committee may, in its sole discretion, apply such Section or Sections to the Executive Officer without regard to the exceptions to such Section or Sections that are contained in this Section.
SECTION 10. — AMENDMENT AND MODIFICATION
      The Board or the Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant, reduce the right of a Participant to a payment or distribution hereunder which he has already earned and to which he is otherwise entitled.
SECTION 11. — MISCELLANEOUS
      11.1 Governing Law. The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware.
      11.2 Withholding Taxes. The Company shall have the right to deduct from all payments under the Plan any Federal, state, or local income and employment taxes required by law to be withheld with respect to such payments.

      11.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
      11.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
      11.5 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.
      11.6 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
      11.7 Meaning of “Company”. Any reference to the Company includes, if and to the extent applicable, a reference to any Subsidiary.

SCHEDULE A
Financial Performance Measures

Combined Ratio, which is a combination of an underwriting expense ratio and a claims/claims adjustment expense ratio
Earnings before interest, taxes, depreciation, and amortization
Earnings before interest and taxes
Return on investment
Return on net assets
Return on invested capital
Return on equity
Underwriting Profit
Profit before taxes
Profit margin
Net operating profit after taxes
Cash value added
Revenue growth
Cash-flow return on investment
Economic value added
Non-financial Performance Measures

Expense management
Customer satisfaction
Quality
Human resources management
Development and execution of strategic initiatives